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                                                                    Exhibit 8.1


                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]




                                 ________, 1998



Network Associates, Inc.
2805 Bowers Avenue
Santa Clara, California 95051

Ladies and Gentlemen:

     We have acted as counsel for Network Associates, Inc., a Delaware corporation ("Network") in connection with the preparation and execution of the Agreement and Plan of Reorganization (the "Merger Agreement") dated as of February 22, 1998, among Network, Thor Acquisition Corp., a wholly-owned subsidiary of Network incorporated in Delaware ("Sub"), and Trusted Information Systems, Inc., a Delaware corporation ("TIS"). Pursuant to the Merger Agreement, Sub will merge with and into TIS (the "Merger"), and TIS will become a wholly-owned subsidiary of Network. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") which includes the Joint Proxy Statement/Prospectus of Network and TIS dated March __, 1998 (the "Proxy Statement"), the Merger Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers to TIS and Network respectively (the "Officers' Certificates").

     In connection with rendering this opinion, we have also assumed (without any independent investigation that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;


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Network Associates, Inc.
________, 1998
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     2.  Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no action have been (or will be) taken which are inconsistent with such representations; and

     4. The Merger will be reported by Network and TIS on their respective federal income tax returns in a manner consistent with the opinion set forth below.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

          (i) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code and Network, TIS and Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

          (ii) The summary of Federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Approval of the Merger and Related Transactions -- Certain Federal Income Tax Considerations" is accurate in all material respects as to matters of law and legal conclusions.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may results from the merger or any other transaction (including any transaction undertaken in connection with the Merger). Furthermore, this opinion relates only to the holders of TIS stock who hold such stock as a capital asset. No opinion is expressed as to the Federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of TIS stock pursuant to the exercise of options or otherwise as compensation).

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Network Associates, Inc.
________, 1998
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     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you solely in connection with the effectiveness of the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,




                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation